Exhibit 99.1

Net1 provides update on SASSA tender process

Johannesburg, November 25, 2014 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today provided an update on the South African Social Security Agency (“SASSA”) tender process.

As ordered by the South African Constitutional Court (“Court”) in its April 2014 ruling, SASSA has initiated a new tender process for a five-year contract for the payment of social grants. SASSA issued a request for proposals on October 22, 2014 (“RFP”). Bidders are required to submit proposals by December 12, 2014, and Net1 intends to participate in the tender process.

Following a detailed analysis of the tender specifications, the Company concluded that the tender specifications were not sufficiently clear regarding a number of critical points and failed to comply with the RFP requirements specified in the Court’s order. The Company wrote a letter to SASSA, requesting that the RFP be withdrawn, corrected and reissued. SASSA declined the Company's request and, in order to avoid further delays and prejudice, the Company applied to the Constitutional Court on November 6, 2014 for an order setting aside the RFP and directing SASSA to issue a corrected RFP.

SASSA and AllPay (an unsuccessful bidder during the previous RFP, and a party to the Court’s April 2014 ruling) are opposing our application. Similar to the original litigation that followed the previous tender process, the Company believes the AllPay answering affidavit contains numerous baseless allegations regarding the Company’s business practices and disclosures, which the Company denies. We cannot predict when, or if, the Court will consider our application or what the outcome will be.

About Net 1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Exhibit 99.1

Net1 Investor Relations Contact:

Dhruv Chopra

Head of Investor Relations

Phone: +1-917-767-6722

Email: dchopra@net1.com